Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Temple-Inland Inc. 2008 Incentive Plan of our reports dated February 25, 2008 with respect to the consolidated financial statements of Temple-Inland Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2007, and the effectiveness of internal control over financial reporting of Temple-Inland Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Austin, Texas

May 21, 2008